Exhibit 10.4.53
[Harris Interactive Letterhead]
June 4, 2008
Steven Fingerhood
ZF Partners, L.P.
One Ferry Building
Suite 255
San Francisco, CA 94111
Dear Steven:
     Harris Interactive Inc. (the “Company”) provides compensation to members of its Board of Directors in two forms, cash and restricted stock. The restricted stock grant is the number of shares with a fair market value, at the time of grant, approximately equal to the annual cash retainer. The restricted stock is granted on November 15 of each year. Because you joined the Board mid-year, the Compensation Committee would normally award a pro-rated amount of restricted stock on the next succeeding regularly quarterly equity grant date, in this case May 15, 2008.
     As you know, however, the Committee determined for legal reasons not to make any equity grants on May 15. Therefore, the Committee has structured a cash award in substitution of the proposed grants. The award is intended to have the same vesting characteristics that restricted stock would have had. The details are as follows.
     You are hereby given the right to receive cash awards from the Company in an aggregate amount of $25,937, subject to the terms and conditions of this letter. $8,647 of such amount will be paid to you on June 15, 2008, and an additional $3,458 will be paid on the 15th day of each of July, August, September, October, and November, 2008; provided, however, if on any payment date you are no longer serving as a member of the Board of Directors of the Company for any reason, your rights to the payment otherwise due on that date and thereafter will be forfeited. If a change in control of the Company occurs prior to November 15, 2008, your right to the full remaining unpaid amount of the cash award will be treated as vested upon the change in control, and it will be paid to you within thirty days after the change in control. For purposes of this letter, a “change in control” will be deemed to occur under the circumstances set forth in Treasury Regulation Section 1.409A-3(i)(5).
HARRIS INTERACTIVE INC.
Gregory T. Novak
Chief Executive Officer